Exhibit 10.9

TELANETIX, INC.

2010 STOCK INCENTIVE PLAN

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the "Agreement") is made effective as of [INSERT DATE], (the "Grant Date"), between Telanetix, Inc., a Delaware corporation (the "Company"), and [INSERT NAME] (the "Participant"):

RECITALS:

WHEREAS, the Company has adopted the Telanetix, Inc. 2010 Stock Incentive Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option.  Subject to the approval of the Plan and the increase in the Company’s authorized capital by the shareholders of the Company, the Company hereby grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [INSERT SHARES] Shares, subject to adjustment as set forth in the Plan.  Fifty percent (50%) of the Option shall have an Option Price of $0.038520 per Share (the “Tranche 1 Option”).  Sixteen and sixty-fifth one hundredths percent (16.65%) of the Option shall have an Option Price of $0.07704 per Share (the “Tranche 2 Option”).  Sixteen and sixty-fifth one hundredths percent (16.65%) of the Option shall have an Option Price of $0.07704 per Share (the “Tranche 3 Option”).  Sixteen and seventieth one hundredths percent (16.7%) of the Option shall have an Option Price of $0.07704 per Share (the “Tranche 4 Option”).  The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting.

(a) The Tranche 1 Option shall vest  (the “Tranche 1 Vesting Date”) with respect to one hundred percent (100%) of the Shares subject to the Tranche 1 Option upon Hale (as defined below) receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than one times its Invested Capital (as defined below) plus a four percent (4%) annual return on such Invested Capital, compounded annually (the “Tranche 1 Return”) and subject to the Participant's continued employment in good standing with the Company on the Tranche 1 Vesting Date.  Notwithstanding the foregoing and the failure of Hale to have achieved the Tranche 1 Return, the Tranche 1 Option shall vest with respect to ten percent (10%) of the Tranche 1 Option on the first anniversary of the Grant Date and with respect to 2.5% of the Tranche 1 Option at the end of each of the next eight quarters thereafter through the third anniversary of the Grant Date (for an aggregate of 30% of the Tranche 1 Options), subject to the Participant's continued employment in good standing with the Company on each such vesting date.

(b) The Tranche 2 Option shall vest (the “Tranche 2 Vesting Date”) with respect to one hundred percent (100%) of the Shares subject to the Tranche 2 Option upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than two times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant's continued employment in good standing with the Company on the Tranche 2 Vesting Date.

(c) The Tranche 3 Option shall vest (the “Tranche 3 Vesting Date”) with respect to one hundred percent (100%) of the Shares subject to the Tranche 3 Option upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than three times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant's continued employment in good standing with the Company on the Tranche 3 Vesting Date.

(d) The Tranche 4 Option shall vest (the “Tranche 4 Vesting Date”) with respect to one hundred percent (100%) of the Shares subject to the Tranche 4 Option upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than four times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant's continued employment in good standing with the Company on the Tranche 4 Vesting Date.

(e) At any time, the portion of the Option, which has become vested and exercisable as described above, is hereinafter referred to as the "Vested Portion".

(f) If the Participant's employment with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3. Exercise of Option.

(a) Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth anniversary of the Grant Date;

(ii) one year following the date of the Participant's termination of employment due to death or "Disability";

(iii) ninety (90) days following the date of the Participant's termination of employment by the Company or any of its subsidiaries without "Cause" (other than by reason of death or "Disability); and

(iv) upon  the Participant's (x) termination of employment by the Company or any of its subsidiaries for "Cause" or (y) termination by the Participant of his or her employment for any reason.

For purposes of this agreement:

"Cause" has the meaning given to it in the Participant's employment agreement, or if the Participant is not subject to an employment agreement then "Cause" means as determined by the Board, (i) indictment of the Participant for a felony; (ii) conduct by the Participant in connection with his employment duties or responsibilities that is fraudulent or grossly negligent; (iii) willful misconduct; (iv) the Participant's contravention in any material respect of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board or the person to whom the Participant reports; (v) any acts by the Participant which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or Affiliates; (vi) the Participant's failure to comply with any ongoing confidentiality, non-solicitation and non-competition obligations between the Participant and the Company, its subsidiaries or Affiliates; or (vii) the Participant's continued failure to comply with a material policy of the Company, its subsidiaries or Affiliates after receiving notice from the Board of such failure to comply.

"Disability" has the meaning given to it in the Participant's employment agreement, or if the Participant is not subject to an employment agreement then "Disability" means that as a result of a physical or mental injury or illness, the Participant is unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) days in a one (1) year period.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The payment of the Option Price may be made at the election of the Participant (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) by withholding Shares otherwise issuable in connection with the exercise of the Option, or (iv) any combination of the foregoing.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company's determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant's name for such Shares, not later than ten (10) business days following such determination.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant's death, the Vested Portion of the Option shall remain exercisable by the Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a).  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. Adjustments in Event of Change in Common Stock.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee, without liability to any person, shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Option, (ii) the Option Price and/or (iii) any other affected terms of the Option.

5. No Right to Continued Employment.  The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company's or its Affiliate's right to terminate the employment of such Participant for any reason at any time.

6. Legend on Certificates.  The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability.  Except as permitted by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant's lifetime, the Option is exercisable only by the Participant.

8. Confidentiality.1

(a) During the course of the Participant's relationship with the Company, its subsidiaries and predecessors, the Participant has had and will have access to, certain trade secrets and confidential information relating to the Company and its Affiliates and subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including, but not limited to, acquisition and divestiture plans), environmental matters and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Participant acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Participant shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Participant during the Participant's relationship with the Company or its subsidiaries and Affiliates and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Participant shall not, during the period the Participant is employed by the Company or its subsidiaries and Affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Participant use it in any way, except in the course of the Participant's service to, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Participant is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Participant shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Participant understands and agrees that the Participant shall acquire no rights to any such Confidential Information.

1           Provisions 8 through 13 shall apply to Director level and above.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 10 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries and Affiliates, whether prepared by the Participant or otherwise coming into the Participant's possession, shall remain the exclusive property of the Company and its subsidiaries and Affiliates, and the Participant shall not remove any such items from the premises of the Company and its subsidiaries and Affiliates, except in furtherance of the Participant's duties to the Company.

(c) It is understood that during the course of the Participant's relationship with the Company, the Participant will promptly disclose to it, and assign to it the Participant's interest in any invention, improvement or discovery made or conceived by the Participant, either alone or jointly with others, which arises out of the Participant's service to the Company.  At the Company's request and expense, the Participant will assist the Company and its subsidiaries and Affiliates during the period of the Participant's relationship with the Company under this Agreement and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Participant's relationship with the Company and its subsidiaries for any reason, the Participant will promptly deliver to the Company and its subsidiaries and Affiliates, as applicable, all copies and embodiments, in whatever form, of all Confidential Information in the Participant's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Participant will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

9. Non-Solicitation or Hire.  During the Participant's employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant's employment for any reason, the Participant shall not (x) directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries or Affiliates, or who was a customer of the Company or its subsidiaries or Affiliates at any time during the relevant period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries or Affiliates and relating to the Business or (b) any employee of the Company or any of its subsidiaries or Affiliates or any person who was an employee of the Company or any of its subsidiaries or Affiliates during the twelve (12) month period immediately prior to the date of the Participant's termination of employment (a “Former Employee”) to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Participant, or any other person or any entity or (y) hire any employee of the Company or any of its subsidiaries or Affiliates or any Former Employee.

10. Non-Competition.  During the Participant's employment with the Company or its Affiliates and for a period of one (1) year following the termination of the Participant's employment for any reason, the Participant shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or Affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise, which engages in any business conducted by the Company or any of its subsidiaries on the date of the Participant’s termination of employment or within twelve (12) months of the Participant’s termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the "Business").  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Participant from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Participant has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other Affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Participant in connection with any permissible equity ownership).

11. Property.  The Participant acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his relationship with the Company or its subsidiaries and Affiliates are the sole property of the Company and its subsidiaries and Affiliates ("Company Property").  During the Participant's employment with the Company or its Affiliates, and at all times thereafter, the Participant shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries or Affiliates, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries or Affiliates, except in furtherance of his duties under the Agreement.  When the Participant's relationship with the Company terminates, or upon request of the Company at any time, the Participant shall promptly deliver to the Company all copies of Company Property in his possession or control.

12. Nondisparagement.  The Participant shall not at any time (whether during or after the Participant's employment by the Company or its Affiliates) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parents, subsidiaries and Affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

13. Remedies; Specific Performance.  The Parties acknowledge and agree that the Participant's breach or threatened breach of any of the restrictions set forth in Sections 9, 10, 11, 12 or 13 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Participant hereby consents to the grant of an injunction (temporary or otherwise) against the Participant or the entry of any other court order against the Participant prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 9, 10, 11, 12 or 13.  The Participant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Participant set forth in Sections 9, 10, 11, 12 or 13, if the Participant breaches the covenants applicable to the Participant contained in Section 9, 10, 11, 12 or 13, the Option shall immediately terminate and any Shares issued upon the exercise of the Option shall be forfeited.

14. Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

15. Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

16. Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

17. Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

18. Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF.  THE PARTIES AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

19. Termination of Award.  If the Plan is not approved by a majority of the shareholders of the Company prior to the one year anniversary of the Grant Date, this Award Agreement shall be terminated without the payment of consideration and of no further force or effect.

**Signature Page Follows**

20. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

TELANETIX, INC.
By:_____________________________________
Name: Title:

Agreed and acknowledged as
of the date first above written:

____________________________________
Name: